EXHIBIT 99.1

Onfolio Holdings Inc. Signs Agreement To Acquire Eastern Standard Business

Wilmington, Del., Sep. 24, 2024 (GLOBE NEWSWIRE) -- Onfolio Holdings Inc. (Nasdaq: ONFO, ONFOW) (the "Company" or "Onfolio"), a company that acquires and manages a diversified portfolio of online businesses, today announced that it has entered into an asset purchase agreement to acquire the majority interest in the assets of Eastern Standard LLC. The Company expects the acquisition to close October 1, 2024. The asset purchase agreement includes customary representations, warranties and covenants by the parties and the closing of the asset purchase agreement is subject to customary closing conditions.

As with the previous DDS Rank acquisition, this acquisition will occur with the assistance of Onfolio’s Special Purpose Vehicle “Onfolio Agency SPV LLC,” and an additional SPV “Onfolio Agency SPV 2 LLC” which will acquire a minority interest in the business.

Eastern Standard provides clients with digital marketing services including integrated branding, and digital customer experiences.  Their past client roster includes Neil de Grass Tyson, and Cornell Law, among others. For the fiscal year ended 12/31/2023, Eastern Standard generated approximately $4,000,000 in revenue and $630,000 in unaudited adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”).

“Eastern Standard is an excellent business, with a strong leadership team and another exciting acquisition for us. Similar to Revenuezen, Eastern Standard is not alone a standalone business, but a platform for us to use for further acquisitions targeting organic and inorganic growth,” commented Onfolio CEO Dominic Wells. “As we build out the agency side of our portfolio, we continue to both level up the quality of business we own, and increase our capabilities to serve clients and cross-promote services.”

On the deal structure, Wells added “As with DDS Rank, we will complete this acquisition without Onfolio Holdings paying any upfront cash or issuing any common shares.”

The purchase price is $2,160,000 for 90% ownership. Our special purpose vehicle funding program, which continues to raise capital that is not dilutive to Onfolio shareholders, is investing $500,000 in exchange for 20% of Eastern Standard. Onfolio will own 70% of Eastern Standard in exchange for $410,000 of Series A Preferred Shares and through two secured promissory notes totaling $1,250,000 in the aggregate.”

The Series A Preferred Shares and secured promissory notes to be issued by Onfolio will pay dividends and interest and are not convertible into Onfolio common shares.

“We have mentioned previously that we have several acquisitions with structures similar to the DDS Rank and Eastern Standard transactions and should have enough capital to close because of our special purpose vehicle program’s non-dilutive funding,” said Dom Wells, “This acquisition should help us in our efforts to achieve profitability,” concluded Wells.

About Eastern Standard

Eastern Standard, a Philadelphia-based combined web and branding agency since 2014, was created to help clients navigate the creation of integrated branding and digital customer experiences. Using a data first approach, Eastern Standard blends strategy, creativity, and technology to drive end-to-end brand and digital transformation.

About Onfolio Holdings

Onfolio acquires and manages a diversified portfolio of online businesses. Onfolio acquires business that meet its investment criteria, being that such businesses operate in sectors with long-term growth opportunities, have positive and stable cash flows, face minimal threats of technological or competitive obsolescence and can be managed by our existing team or have strong management teams largely in place. The Company excels at finding acquisition opportunities where the seller has not fully optimized their business, and Onfolio's experience and skillset allows it to add increased value to these existing businesses. Visit www.onfolio.com for more information.

Safe Harbor Statement

The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words "may," "will," "should," "plans," "explores," "expects," "anticipates," "continues," "estimates," "projects," "intends," and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing new customer offerings, changes in customer order patterns, changes in customer offering mix, continued success in technological advances and delivering technological innovations, delays due to issues with outsourced service providers, those events and factors described by us under the caption "Risk Factors" included in our SEC filings and other risks to which our Company is subject, and various other factors beyond the Company's control.

Investor Contact

investors@onfolio.com